Exhibit 10.1

April 2019

Dear Robin,

On behalf of Alphabet Inc. (“Alphabet”), I am pleased to offer you a position as a member of Alphabet’s Board of Directors (the “Board”), subject to and commencing upon the approval of your appointment by the Board.

As compensation for your services to Alphabet, you will be granted an initial equity award of $1,000,000 in the form of Alphabet Restricted Stock Units (“GSUs”) on the first Wednesday of the month following your initial appointment. The exact number of GSUs comprising this grant will be calculated by dividing $1,000,000 by the closing price of Alphabet’s Class C stock on the trading day immediately prior to the date of grant, rounded up to the nearest full GSU. These GSUs will first vest 25% on the 25th day of the month of your grant’s one year anniversary. Thereafter your GSUs will vest 1/48th monthly on the 25th of the month until fully vested.

Following each annual shareholder meeting, you will be eligible to receive annualized compensation of a $350,000 GSU grant and a $75,000 cash retainer for the prior year of service. Note that your 2019 awards will be prorated based upon the time between your appointment date and the annual shareholder meeting. Shares and cash payments will be made the first Wednesday of the month following each annual shareholder meeting. The exact number of GSUs comprising this grant will be calculated by dividing the GSU grant value by the closing price of Alphabet’s Class C stock on the trading day immediately prior to the date of grant. These GSUs will vest 1/48th monthly, beginning on the 25th day of the month following grant, until fully vested.

At the time of vest, the vested number of GSUs will convert to shares of Alphabet’s Class C stock. If the US financial markets are closed on a vesting date, shares will vest on the next trading day. The number of GSUs granted and the vesting schedule details will be provided in the grant materials that you should receive shortly after the grant.

Vesting in GSUs is contingent on continued service on the Board on the applicable vesting dates. These awards and all future equity awards are subject to the terms and conditions of applicable plan documents and award agreements. Pursuant to our Corporate Governance Guidelines, Alphabet Directors are required to hold fully vested shares of Alphabet stock equal in value to at least $1,000,000. New Directors have five years from the initial appointment to come into compliance with these ownership requirements. Please note that ongoing compensation for service on the Board may be changed at any time at the discretion of the Board.

You will also be reimbursed for all reasonable expenses incurred by you in connection with your services to Alphabet, including reimbursement for first-class air travel. All expense reimbursements are in accordance with established Alphabet policies.

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We typically hold at least four one-day Board meetings per year. Board meetings are generally held on-site at Alphabet and we would hope that your schedule would permit you to attend all of the meetings in person (note that telephonic attendance is also possible). In addition, there may be telephonic calls to address special matters that arise from time to time. The Board has delegated certain duties to committees, on which you may be asked to participate. At this time, we request your participation on the Leadership Development and Compensation Committee.

Nothing in this offer or the GSU agreement should be construed to interfere with or otherwise restrict in any way the rights of Alphabet and Alphabet’s stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law.

This letter sets forth the terms of your service with Alphabet and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by a representative of Alphabet and by you.

We hope that you find the above terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate and original letter and returning them to Kathryn Hall, our Vice President, Legal, Head of Corporate.

Robin, I am looking forward to you joining Alphabet’s Board of Directors. I believe you will make a significant contribution to Alphabet.

Sincerely,

/s/ JOHN L. HENNESSY

Alphabet Inc.

John L. Hennessy, Chairman of the Board of Directors

Accepted and agreed to this

24th day of April 2019

/s/ ROBIN L. WASHINGTON

ROBIN L. WASHINGTON

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